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                                   Exhibit 4.2

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT dated as of July 12, 1991 (the "Rights Agreement") between Citation Insurance Group ("the Company") and Registrar and Transfer Company, as successor rights agent (the "Rights Agent") is dated as of April 30, 1996.

         WHEREAS, the Company and the Rights Agent (as successor to Security Pacific National Bank) are parties to the Rights Agreement; and

         WHEREAS, the Company and the Rights Agent desire to confirm the appointment of the Rights Agent as the successor Rights Agent under the Rights Agreement effective as of December 1, 1992; and

         WHEREAS, the Company and the Rights Agent desire to amend certain provisions of the Rights Agreement regarding successor Rights Agents; and

         WHEREAS, the Company and Physicians Insurance Company of Ohio ("PICO") have entered into that certain Agreement and Plan of Reorganization dated as of April 30, 1996 (the "Reorganization Agreement") pursuant to which Citation Holdings, Inc., a wholly-owned subsidiary of the Company, will merge with and into PICO and as a result thereof the shareholders of PICO shall become shareholders of the Company; and

         WHEREAS, it is in the best interests of the shareholders of the Company that the Rights Agreement be amended as set forth herein;
and

         WHEREAS, Section 27 of the Rights Agreement provides that a majority, but not less than three, of the Independent Directors (as defined in the Rights Agreement) may direct the Company and the Rights Agent to supplement or amend any provision of the Rights Agreement in any manner; and

         WHEREAS, a majority of such Independent Directors, by resolution duly adopted, has directed the Company and the Rights Agent to amend the Rights Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Rights Agreement as follows:
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         The Company and the Rights Agent hereby confirm and ratify the appointment, as of December 1, 1992, of Registrar and Transfer Company, a New Jersey corporation, as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.
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         1. The Company and the Rights Agent hereby confirm and ratify the amendment, as of December 1, 1992, of Section 21 of the Rights Agreement which has been amended to delete the fifth sentence of Section 21 and in its place substituting a new fifth sentence to read as follows:

                  "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the States of New Jersey, New York or California (or of any other state of the United States so long as such corporation is authorized to do business in the States of New Jersey, New York or California), in good standing, registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and qualified to act as a Transfer Agent under the rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc."

         2. Effective as of the date hereof, the proviso to the first sentence of the definition of "10% Stockholder" in Section 1(y) of the Rights Agreement is hereby amended by adding a new subsection (iii) immediately following the words "then outstanding" at the end of such proviso and before the beginning of the next sentence. Said new subsection (iii) shall read in its entirety as follows:

                  "; or (iii) any shareholder (a "Shareholder"), together with all Affiliates and Associates of such Shareholder, of Physicians Insurance Company of Ohio, an Ohio corporation ("PICO") who acquires Beneficial Ownership of Voting Shares of the Company as a result of the consummation of the merger of PICO with and into a wholly-owned subsidiary of the Company (the
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                  "Merger") as contemplated by that certain Agreement and Plan of Reorganization dated as of April 30, 1996 between the Company and PICO, but only if such Shareholder would not otherwise be a 10% Stockholder but for the acquisition of Voting Shares in the Merger; provided, however, that the term "10% Stockholder" shall include such Shareholder from and after the first date upon which (A) such Shareholder, since the effective date of the Merger, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Shareholder, together with all Affiliates and Associates of such Shareholder, shall beneficially own 10% or more of the Voting Shares of the Company then outstanding."

         3. Except as set forth herein, the Rights Agreement shall remain in full force and effect.

         4. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state.

         5. This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

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Attest:
                                                   CITATION INSURANCE GROUP
By: /s/ Douglas S. Gould                           By: /s/ Donald Henderson
    ---------------------------                        ------------------------
Name: Douglas S. Gould                             Name: Donald Henderson
      -------------------------                          ----------------------
      Title:  Vice President and Secretary         Title: President and CEO
             --------------------------------             ---------------------

                                                   REGISTRAR AND TRANSFER
                                                   COMPANY

                                                   By: /s/ William P. Tatler
                                                       -------------------------

                                                   Name: William P. Tatler
                                                         -----------------------
                                                   Title: Vice President
                                                          ----------------------